Exhibit 3.1

CERTIFICATE OF AMENDMENT TO THE

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

HCA HOLDINGS, INC.

Pursuant to the provisions of Section 242 of the General Corporation Law of the State of Delaware (the “DGCL”), the undersigned corporation does hereby certify as follows and adopts the following Certificate of Amendment to its Amended and Restated Certificate of Incorporation:

1.	The name of the corporation is HCA Holdings, Inc. (the “Corporation”).

2.	The text of the amendment adopted is:

Article 1 of the Corporation’s Amended and Restated Certificate of Incorporation is hereby amended to read, in its entirety, as follows:

“The name of the Corporation is HCA Healthcare, Inc. (hereinafter, the “Corporation”).”

3.	This Amendment to the Amended and Restated Certificate of Incorporation was duly adopted in accordance with the provisions of Section 242(b)(1) of the DGCL, which provide that no meeting or vote of stockholders shall be required to adopt an amendment to the certificate of incorporation that effects only changes to a corporation’s name.

4.	This Amendment to the Amended and Restated Certificate of Incorporation shall be effective at 12:01 a.m. Eastern Time on May 8, 2017.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be duly executed in its corporate name on April 28, 2017.

HCA HOLDINGS, INC.

By:	/s/ John M. Franck II
Name:	John M. Franck II
Title:	Vice President – Legal and Corporate Secretary